CODE OF ETHICS FOR COVERED OFFICERS

CAMCO INVESTORS FUND

The Board of Directors of the Camco Investors Fund (“Fund”) has adopted the following Code of Ethics applicable to its President, Secretary and Treasurer (“Covered Officers”) to ensure the continuing integrity of financial reporting and transactions. The names of the Covered Officers covered by the Code are listed on Schedule A hereto.

I.  SEPARATE CODE

This Code is the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes Oxley Act of 2002. The code of ethics applying to the Fund and Cornerstone Asset Management (Camco) under Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) apply separate requirements to Covered Officers and others and are not part of this Code. In addition to this Code, the Investment Company Act, the Investment Advisers Act of 1940 (“Advisers Act”) and rules promulgated there under contain numerous provisions designed to protect the Fund from conflicts of interest and overreaching. Any conduct by Covered Officers required by specific Investment Company Act or Advisers Act provisions or rules there under is presumed to be in compliance with this Code. Each Covered Officer is accountable for his own adherence to the Code.

Any violation of this Code by a Covered Officer may result in disciplinary action including immediate dismissal.

II. REQUIREMENTS

All Covered Officers must:

1.  Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.  Act responsibly in producing full, fair, accurate, timely and understandable disclosure in reports and documents the Fund provides to the SEC and in other public communications;

3.  Comply with applicable governmental laws, rules and regulations.

4.  Promptly report suspected material Code violations, including violations of securities laws, rules and regulations applicable to the Fund to the Audit Committee.

Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law, and place the interest of the Fund before the Covered Officer’s own personal interests.

III. AVOIDANCE OF CONFLICTS

The overarching principle of this Code is that personal interests of a Covered Officer should not be placed before the interests of the Fund. Each Covered Person must:

1.  Handle any actual or apparent conflict of interest in an ethical manner.

2. Not use his personal influence or personal relationships to influence investment decisions or financial reporting of the Fund to the detriment of the Fund

3.  Not cause the Fund to take action or fail to take action to the Fund’s detriment.

4.  Not use for his benefit any material non public knowledge pertaining to the Fund.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from the contractual relationship between the Fund and Camco, of which the Covered Officers are also officers and/or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of duty, be involved in establishing policies and making decisions that may have different effects on the Fund and Camco. The participation of Covered Officers in such activities is inherent in the contractual relationship between the Fund and Camco and is consistent with the performance by Covered Officers of their duties as officers and/or employees of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

The following conflict of interest situations must be disclosed by a Covered Officer to the Fund’s Compliance Officer in writing:

1.  Service as a director of any public company;

2.  any ownership interest in or any consulting or employment relationship with any Fund service provider (other than investment adviser), administrator or underwriter;

3.  any direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions.

IV.  MATERIALITY

In the event a Covered Officer has any doubt about whether a suspected violation of this Code or a particular conflict of interest would be considered material, he should seek the advice of the Fund’s Independent Directors.

V.  COMPLIANCE AND ANNUAL ACKNOWLEDGMENT

Each Covered Officer is required to:

1.  Upon receipt of the Code and annually thereafter, sign an acknowledgment stating that he has received, read and understands the Code and has complied with it.

2.  Not retaliate against any employee subordinate to the Covered Person for reports of violations that are made in good faith.

3.  Notify the Fund’s independent Directors, if appropriate, of any Code violations.

VI. CODE ENFORCEMENT

The Fund will adhere to the following procedures when enforcing this Code:

1.  Fund’s Independent Directors will take all appropriate action to investigate any potential violations reported to them.

2.  If Fund’s Independent Directors determines that a violation has occurred, they will call for an immediate full Board of Directors meeting to discuss a course of action.

3.  All changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR or otherwise as required by SEC rules.

4.  Any waiver sought by the Fund President will be considered by the Board of Directors prior to approval of the waiver.

VII. AMENDMENTS

Except for Schedule A, which may be amended at any time, this Code may be amended only by the Board of Directors at a Board meeting duly called for that purpose.

VIII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code shall be confidential and maintained and protected accordingly.

IX. INTERNAL USE

The code is intended solely for internal use by the fund and dose not constitute the admission, by or on behalf of the Fund as to any fact, circumstance or legal conclusion.

Date:__12/30/2003______________________

SCHEDULE A- COVERED PERSONS

Dennis M, Connor

Paul F. Berghaus

Eric (Rick) Weitz

Eric Henning